SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 18, 2005

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12984 (Commission File Number)	75-2520779 (I.R.S. Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas (Address of principal executive offices)	75219 (Zip Code)

Registrant’s telephone number, including area code: (214) 432-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
Eagle Materials Inc. (“Eagle”), a Delaware corporation maintains a trade receivables securitization facility (the “Facility”) under the terms of that certain Receivables Purchase Agreement, dated as of February 20, 2004 (as amended, supplemented or otherwise modified, the “Receivable Purchase Agreement”) among EXP Funding, LLC, a wholly owned subsidiary of Eagle, as Seller (“EXP Funding”), Eagle, as Servicer, Market Street Funding Corporation, as Issuer and PNC Bank, National Association, as Administrator (“PNC”). Eagle has determined it no longer desires to maintain the Facility and consequently on November 18, 2005, EXP Funding delivered a notice to PNC terminating the Facility. The Facility will terminate as of December 20, 2005 or such earlier date as agreed by Eagle, EXP Funding and PNC.
The Facility is funded through the issuance of commercial paper and backed by a 364-day committed bank liquidity arrangement. The Facility has a termination date of February 20, 2007, subject to a 364-day bank commitment (which currently expires on February 20, 2006). Under the Facility, subsidiary company receivables are sold on a revolving basis first to Eagle and then to EXP Funding, a wholly owned special purpose bankruptcy remote entity of Eagle. EXP Funding pledges the receivables as security for advances under the Facility. Outstanding principal amounts under the Facility bear interest at the commercial paper rate plus a facility fee. As of November 22, 2005, there were $5 million of borrowings outstanding under the Facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EAGLE MATERIALS INC.
By:	/s/ Arthur R. Zunker, Jr.
Senior Vice President and Treasurer

Date: November 23, 2005